UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101) SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CORNERSTONE CORE PROPERTIES REIT, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Cornerstone Core Properties REIT, Inc.

1920 Main Street, Suite 400

Irvine, CA  92614

March 19, 2009

Dear Stockholder:

We cordially invite you to attend the 2009 annual meeting of stockholders of Cornerstone Core Properties REIT, Inc., to be held on Tuesday, May 5, 2009, at 10:00 a.m. local time at our corporate offices located at 1920 Main Street, Suite 400 in Irvine, California.

We are pleased to take advantage of the new U.S. Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this new delivery process will expedite stockholders’ receipt of proxy materials and lower the costs and reduce the environmental impact of our annual meeting.  On March 19, 2009, we mailed to our stockholders a Notice of 2009 Annual Meeting of Stockholders and Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and annual report to stockholders.  The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.

The matters to be acted upon are described in the Notice and the proxy statement.

Whether or not you plan to attend the meeting, your vote is very important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet, as described in the proxy materials, or, if you received a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the envelope provided. Instructions regarding all three methods of voting are provided on the proxy card.  If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

Thank you for your support of Cornerstone Core Properties REIT.

Sincerely,

Terry G. Roussel

President and Chief Executive Officer

CORNERSTONE CORE PROPERTIES REIT, INC.

1920 Main Street, Suite 400

Irvine, California  92614

PROXY STATEMENT

2009 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 5, 2009

We are providing these proxy materials in connection with the solicitation by the board of directors of Cornerstone Core Properties REIT, Inc. (“Cornerstone Core Properties REIT,” “we,” or “us”), a Maryland corporation, of proxies for use at the 2009 annual meeting of stockholders to be held on May 5, 2009, at 10:00 a.m. local time at our executive offices, 1920 Main Street, Suite 400, Irvine, California  92614, and at any adjournment or postponement thereof, for the purposes set forth in the Notice of 2009 Annual Meeting and Availability of Proxy Materials.

The Notice of 2009 Annual Meeting and Availability of Proxy Materials was first mailed or given to stockholders on or about March 19, 2009.   A complete set of proxy materials relating to our annual meeting is available on the Internet.  These materials, consisting of the Notice 2009 Annual Meeting and Availability of Proxy Materials, proxy statement, form of proxy card and annual report to stockholders, may be viewed at http://www.proxyvoting.com/crefunds-ccp.

Stockholders Entitled to Vote

Holders of our common stock at the close of business on March 10, 2009 (the “Record Date”) are entitled to receive notice of and to vote their shares at the annual meeting.  As of the Record Date, there were 21,190,639 shares of our common stock outstanding.  Each share of common stock is entitled to one vote on each matter properly brought before the annual meeting.

HOW TO VOTE IF YOU ARE A STOCKHOLDER OF RECORD:

Please vote your shares via telephone or the Internet, as described in the Notice of 2009 Annual Meeting and Availability of Proxy Materials.  Internet voting is permitted under Maryland law by Section 2-507(c)(3) of the Maryland General Corporation Law.  Alternatively, if you received a paper copy of the proxy materials by mail, you may simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

Voting by proxy will not limit your right to vote at the annual meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the annual meeting.

All proxies that have been properly authorized and not revoked will be voted at the annual meeting.  If you submit a proxy but do not indicate any voting instructions, the shares represented by that proxy will be voted FOR the election of each of the five nominees named herein and, if any other business properly comes before the stockholders for a vote at the annual meeting, your shares will be voted in the discretion of the holders of the proxy.

Your vote is important. You can save the expense of a second mailing by voting promptly.

Required Vote

The presence, in person or by proxy, of a majority of the outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum.  If a share is represented for any purpose at the annual meeting, it is deemed to be present for quorum purposes and for all other purposes as well.  A stockholder may withhold his or her vote in the election of directors or abstain with respect to each other item submitted for stockholder approval.  Withheld votes and abstentions will be counted as present and entitled to vote for purposes of determining the existence of a quorum.  Withheld votes in the election of directors and abstentions in all other items submitted for stockholder approval will not be counted as votes cast.

Under our charter, a majority of the votes present in person or by proxy at the meeting is required for the election of the directors.  This means that a director nominee needs to receive more votes for his election than against his election in order to be elected to the board.  Because of this majority vote requirement, withhold votes will have the effect of a vote against each nominee for director.

A broker that holds shares in “street name” generally has the authority to exercise its discretion and vote on routine items such as election of directors when it has not received instructions from the beneficial owner.  A broker that holds shares in “street name” does not have the authority to vote on non-routine items when it has not received instructions from the beneficial owner.  If the broker returns a properly executed proxy, the shares are counted as present for quorum purposes.  If a broker returns a properly executed proxy, but does not vote, abstain, withhold or otherwise provide specific instruction with respect to a proposal and does not cross out the proposal, the proxy will be voted “FOR” the election of each of the five nominees named herein and in the proxy holder’s discretion with respect to any other matter that may come before the annual meeting or any adjournments or postponements thereof.

Voting on Other Matters

Our board of directors does not presently intend to bring any business before the annual meeting other than the proposals that are identified in the Notice of 2009 Annual Meeting of Stockholders and Availability of Proxy Materials, and discussed in this proxy statement.  If other matters are properly presented at the annual meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you.  As of the date of this Proxy Statement, we did not know of any other matters to be raised at the annual meeting.

Revocation of Proxies

You can revoke your proxy at any time before it is voted at the annual meeting by:

•                  providing written notice of such revocation to our corporate secretary;

•                  signing and submitting a new proxy card with a later date;

•                  authorizing a new proxy by telephone or Internet (only your latest proxy is counted); or

•                  voting your shares in person at the annual meeting.

Proxy Solicitation

The solicitation of proxies for the annual meeting will be made primarily by mail. However, if necessary to ensure satisfactory representation at the annual meeting, we may also solicit proxies by telephone or in person.  We have engaged Paladin Business Systems, Inc. to assist with the solicitation of proxies in conjunction with the annual meeting.  We anticipate that the aggregate fees for these services will be between $12,000 and $14,000. However, the exact cost will depend on the amount and types of services rendered.  We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of our common stock.  Our officers and regular employees of our advisor or its affiliates may also solicit proxies, but they will not be specifically compensated for these services.  The costs of proxy solicitation will be borne by us.

PROPOSAL 1

ELECTION OF DIRECTORS

The board of directors currently consists of five members, four of whom (Paul Danchik, Jody Fouch, Daniel Johnson and Lee Powell Stedman) have been determined by the board of directors to be “independent” as that term is defined under our charter, the NASDAQ rules and the rules of the SEC.  The board of directors has proposed the following nominees for election as directors, each to serve for a one year term ending at the 2010 annual meeting of stockholders: Terry Roussel, Paul Danchik, Jody Fouch, Daniel Johnson and Lee Powell Stedman.  Each nominee currently serves as a director and, if reelected, will continue in office until his successor has been elected and qualified, or until his earlier death, resignation or retirement.

We expect each nominee for election as a director to be able to serve if elected.  If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the board of directors chooses to reduce the number of directors serving on the board of directors.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL NOMINEES TO BE ELECTED AS DIRECTORS

The principal occupation and certain other information about the nominees are set forth below.

Terry G. Roussel is one of the founders of the Cornerstone-related entities that commenced operations in 1989. Mr. Roussel founded our business and has been our President and Chief Executive Officer and one of our directors since October 2004.  Mr. Roussel is the Chief Executive Officer and a Director of Cornerstone Realty Advisors, LLC, our Advisor, a position he has held since July 2005.  Mr. Roussel is also the President, Chief Executive Officer, a Director and the majority shareholder of Cornerstone Ventures, Inc., an affiliate of our advisor. Since October 2006, Mr. Roussel has been the President, Chief Executive Officer and a director of Cornerstone Growth & Income REIT, Inc., and President and Chief Executive Officer of Cornerstone Leveraged Realty Advisors, LLC.  Mr. Roussel is also a principal and the majority shareholder of Pacific Cornerstone Capital, Inc., the dealer-manager for our offering of securities.  Under Mr. Roussel’s direction, Cornerstone and its affiliates formed ten separate real estate investment funds and joint ventures.  In 1993, Cornerstone and its affiliates became managing joint venture partner with Koll Capital Markets Group, Inc., a wholly owned subsidiary of Koll Management Services, Inc. (now owned by CB Richard Ellis).

As managing partner of the above-described funds and joint ventures, Cornerstone and its affiliates were responsible for the acquisition, operation, leasing, and disposition of all jointly owned properties between Cornerstone and Koll.  In connection with acquiring properties for the account of these joint ventures, Mr. Roussel personally supervised the acquisition of each property, initiated and directed the business plan for each property, and arranged debt and equity financing for the acquisition of each property.

In 1985, Mr. Roussel started the Special Investments Group, a new division within Bank of America’s Capital Markets Group which provided real estate investment opportunities to the bank’s wealthiest private banking clients.  Between 1980 and 1985, Mr. Roussel was employed by Bateman Eichler, Hill Richards, Inc., a regional securities firm headquartered in Los Angeles, California.  In this capacity, Mr. Roussel was promoted to First Vice President and Manager of the partnership finance department where he was responsible for the due diligence and marketing of all publicly registered real estate funds offered by the firm.

Mr. Roussel graduated with honors from California State University at Fullerton in 1976 with a B.A. in Business Administration with a concentration in Accounting.  Subsequent to graduation, Mr. Roussel joined the accounting firm of Arthur Andersen & Co. as an auditor and later transferred to the tax department of Arthur Young & Co., the predecessor firm to Ernst & Young. Mr. Roussel became a Certified Public Accountant in 1979.

Paul Danchik retired in 2003 as Senior Vice President of Warner Media Services, a division of Time Warner, Inc.  Mr. Danchik was a member of the Executive Management Team of Warner Media Services and was responsible for their Consumer Products Business unit. Mr. Danchik began his career with Ivy Hill Packaging in 1973, which was acquired by Time Warner, Inc. in 1989.  Mr. Danchik also serves as a consultant to Acres of Love, a non-profit organization currently operating twenty homes licensed in the Republic of South Africa for care of abandoned children living with or affected by HIV/AIDS. Mr. Danchik earned a Bachelor of Science Degree in Business Administration from the University of LaVerne.

Jody Fouch has been a partner with the public accounting firm of Skinner Fouch Olson & Schaus LLP and its predecessor, Fouch & Olson, LLP, since 2001. The firm specializes in providing business and tax planning advice to clients in the real estate industry. In the course of his public accounting career, Mr. Fouch has been involved in structuring REIT offerings, including UPREIT and down REIT structures and the development of tax deferral strategies. Mr. Fouch received a Bachelor of Arts degree from the University of San Diego in 1985.

Daniel Johnson is a founder and since 2003 has been the Senior Vice President of Sales for InfoSpan, Inc., a developer and operator of customer interaction centers for United States based corporations with operations in Latin America.  From 2000 to 2003, Mr. Johnson was the President of Rutilus Software, Inc. a developer of disk-based storage software.  Prior to 2000, Mr. Johnson spent fourteen years with Toshiba America where he was Vice President of OEM Sales. In this capacity he was responsible for worldwide sales for products within his Division of Toshiba America.  Mr. Johnson holds a Bachelor’s degree from Southern Illinois University.

Lee Powell Stedman is the founder and Chief Executive Officer of Realty Development Advisors, LLC (“RDA”) which he formed in 1996.  RDA is a full service commercial real estate company specializing in development, leasing and real estate consulting.  Since 1995, Mr. Stedman has been involved in the development, financing and leasing of twenty-two commercial properties in five states.  Prior thereto, Mr. Stedman was employed in the real estate acquisition department of a real estate firm and was Manager, REO/ Commercial Sales Specialist for the Resolution Trust Corporation.  Mr. Stedman received his Bachelor of Science Degree from the University of Minnesota.

Director Independence

Our charter contains detailed criteria for determining the independence of our directors and requires a majority of the members of our board of directors to qualify as independent. The board of directors consults with our legal counsel to ensure that the board’s independence determinations are consistent with our charter and applicable securities and other laws and regulations.  Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and Cornerstone Core Properties REIT, our senior management and our independent registered public accounting firm, the board of directors has determined that the majority of our board of directors is comprised of independent directors.  Furthermore, although our shares are not listed on a national securities exchange, a majority of the members of our board of directors, and all of the members of our audit committee, independent directors committee and compensation committee are independent under the rules of the NASDAQ stock market.

Meetings of the Board of Directors and Committees

During the fiscal year ended December 31, 2008, the board of directors met six times and took action by unanimous written consent nine times.  During 2008, each of our directors except Joseph Holland attended at least 75% of the total number of meetings of the board of directors held during the period when such person was a director.  In addition, each director except Joseph Holland attended at least 75% of meetings of the committees on which he served during 2008.  We encourage our directors to attend our annual meetings of stockholders and all but one of our directors were present telephonically or in person at our 2008 annual meeting of stockholders.  Our entire board of directors considers all major decisions concerning our business, including any property acquisitions.  However, our board of directors has established committees so that certain functions can be addressed in more depth than may be possible at a full board meeting.  The board of directors has established four permanent committees: the audit committee, the independent directors committee, the compensation committee and the investment committee.

We have determined that we are better served by generally having the full board of directors review nominating matters.  Therefore, we have no nominating committee; however, pursuant to our charter, our independent directors are responsible for nominating all replacements for vacancies resulting from the departure of independent directors.  The full board of directors participates in the consideration of all other director nominees.  Specifically, the board of directors identifies nominees by first evaluating the current members of the board willing to continue in service.  Current members of the board of directors with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination.  If any member of the board of directors up for re-election at an upcoming annual meeting of stockholders does not wish to continue in service, the board of directors identifies the desired skills and experience of a new nominee, if the board of directors determines that it is appropriate to replace the retiring member.  The board of directors believes that potential directors should possess sound judgment, understanding of the business issues affecting us, integrity and the highest personal and professional ethics.  In searching for potential nominees, the board of directors (or the independent directors, if the nomination is for a vacant independent director position) seek directors who have extensive relevant business, management and civic experience appropriate for assisting the board of directors to discharge its responsibilities.  In the case of both incumbent and new directors, the board of directors seeks persons who are able to devote significant time and effort to board and committee responsibilities.  The board of directors will consider recommendation made by stockholders for director nominees who meet the criteria set forth above.  In order to be considered for nomination, recommendations made by stockholders must be submitted within the timeframe required to request a proposal to be included in the proxy materials.  See “Stockholder Proposals” below.

Audit Committee

The audit committee selects the independent public accountants to audit our annual financial statements, reviews the plans and results of the audit engagement with the independent public accountants, approves the audit and non-audit services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of our internal accounting controls.  The current members of the audit committee are Jody Fouch (Chairman), Paul Danchik, Daniel Johnson and Lee Stedman. The board of directors has determined the Jody Fouch satisfies the SEC’s requirements for an “audit committee financial expert.” During the fiscal year ended December 31, 2008, the audit committee met five times. The audit committee has adopted a charter, which was included as Appendix A to the proxy materials relating to our 2008 annual meeting of stockholders.

Independent Directors Committee

In order to reduce or eliminate certain potential conflicts of interest, a majority of our independent directors, that is, the directors who are not affiliated with our advisor, approves all transactions between us and our advisor or its affiliates.  See “Certain Transactions with Related Persons” below for a discussion of the transactions considered and approved by our independent directors committee since the beginning of 2008.  Our independent directors are authorized to retain their own legal and financial advisors at our expense and are empowered to act on any matter permitted under Maryland law provided that a majority of our independent directors first determine that the matter at issue is such that the exercise of independent judgment by our advisor could reasonably be compromised.  Any conflict-of-interest matters that cannot be delegated to a committee under Maryland law must be acted upon by both the board of directors and a majority of our independent directors.  The current members of the independent directors committee are Daniel Johnson (Chairman), Paul Danchik, Jody Fouch and Lee Stedman. During the fiscal year ended December 31, 2008, the independent directors committee met one time.

Compensation Committee

Our compensation committee discharges the board’s responsibilities relating to compensation of our executives.  The compensation committee administers the granting of stock options to our advisor, selected employees of our advisor and its directors, officers and affiliates based upon recommendations from our advisor and set the terms and conditions of such options in accordance with our Employee and Director Incentive Stock Plan, which we describe further below.  Our compensation committee also has authority to amend the Employee and Director Incentive Stock Plan or create other incentive compensation and equity-based plans.  The current members of the compensation committee are Paul Danchik (Chairman), Daniel Johnson and Lee Stedman. During the fiscal year ended December 31, 2008, the compensation committee met two times.   The compensation committee has adopted a charter, which was included as Appendix B to the proxy materials relating to our 2008 annual meeting of stockholders.

Investment Committee

Our investment committee’s basic responsibility is to review the real estate investments proposed to be made by us, including investments in real estate through joint ventures, and to confirm that the real estate investments selected by our management are consistent with the investment limitations set forth in our charter and consistent with our acquisition policies, our primary investment focus, property selection criteria and conditions to closing. Our investment committee must consist of at least three directors, a majority of whom are “independent directors” as defined in our charter, Lee Stedman is the current chairman of the investment committee and the current members are all of the members of our board. During the fiscal year ended December 31, 2008, the investment committee met seven times.

Communication with Directors

We have established procedures for stockholders or other interested parties to communicate directly with our board of directors.  Such parties can contact the board of directors by mail at: Chairperson of the Audit Committee of Cornerstone Core Properties REIT, Inc., 1920 Main Street, Suite 400, Irvine, CA  92614.  The Chairperson of the audit committee will receive all communications made by this means.

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics that is applicable to all members of our board of directors and our executive officers.  The Code of Business Conduct and Ethics can be accessed through our website: www.crefunds.com.  If, in the future, we amend, modify or waive a provision in the Code of Business Conduct and Ethics, we may, rather than filing a Current Report on Form 8-K, satisfy the disclosure requirement by posting such information on our website.

Director Compensation

If a director is also one of our executive officers, we do not pay any compensation for services rendered as a director.  The amount and form of compensation payable to our independent directors for their service to us is determined by our board of directors, based upon information provided by our Advisor.  Our chief executive officer, Mr. Roussel, manages and controls our Advisor, and through the Advisor, he is involved in advising on the compensation to be paid to our independent directors.

We have provided below certain information regarding compensation paid to our directors during fiscal year 2008.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)		Total ($)
Terry Roussel (1)	$—	$—		$—
Paul Danchik	41,500	—	(2)	41,500
Jody Fouch	17,804	—	(2)	17,804
Daniel Johnson	41,000	—	(2)	41,000
Lee Stedman	42,250	—	(2)	42,250
Joseph Holland (3)	2,250	—	(2)	2,250

(1)	Directors who are also our executive officers do not receive compensation for services rendered as a director.
(2)

On August 6, 2008, we granted options to purchase 5,000 of our common stock to each of our independent directors pursuant to our Employee and Director Incentive Stock Plan.In accordance with FAS 123(R), we estimated the fair value of each stock option granted as of the date of the grant using the Black-Scholes model. Based on the assumptions discussed in footnote 8, “Stockholder’s Equity,” to our financial statements for the year ended December 31, 2008, the fair value of the options granted was insignificant.

(3)

Mr. Holland did not stand for reelection at our 2008 annual meeting of stockholders and served as a holdover director until the election and qualification of his successor, Jody Fouch, on August 6, 2008.

We pay each of our independent directors an annual retainer of $25,000.  In addition, we pay directors for attending board and committee meetings as follows:

•                  $3,000 per regular board meeting attended. We expect to hold four regular board meetings per year.

•                  $750 per special board meeting attended. The special board meeting fee will apply to any board meeting called by our officers that is not a regular board meeting.

•                  $1,000 per committee meeting attended.

•                  An additional committee chair fee of $500 per meeting for the chair of the audit committee.

•                  An additional committee chair fee of $250 per meeting for the respective chairs of the compensation, investment and independent directors committees.

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors and committees.

In addition, we issue stock options to the directors pursuant to our Employee and Director Incentive Stock Plan.  We expect to issue options to purchase 5,000 shares of common stock to each director who is not an employee of our advisor or its affiliates and who is then in office on the date of each annual stockholders’ meeting.  We may not grant options at any time when the issuance of the stock underlying the grant, when combined with those issuable upon exercise of outstanding options granted to our advisor, directors, officers or any of their affiliates, would exceed 10% of our outstanding shares.

Executive Officers

In addition to Terry Roussel, as of March 10, 2009, the following individuals currently serve as our executive officers:

Sharon C. Kaiser joined Cornerstone in July 2005 as our Chief Financial Officer and in August 2005, she became the Chief Financial Officer of our advisor. Ms. Kaiser is responsible for our finance and accounting, IT, human resources and administrative functions.  Prior to joining Cornerstone, Ms. Kaiser was Director of Financial Operations for Westfield America, Inc., an owner, manager and developer of regional shopping centers and the American subsidiary of one of the largest listed retail REITs in the world. From 1999 to 2002, Ms. Kaiser served as Chief Financial Officer of The StayWell Company, a subsidiary of Vivendi Universal, and from 1995 to 1999, she served as Chief Financial Officer and Senior Vice President of HemaCare Corporation, a publicly-traded biomedical company. Her responsibilities included financial accounting and reporting, information technology, investor relations and human resources, as well as strategic planning and acquisition due diligence and integration.  Before joining HemaCare Corporation, Ms. Kaiser served as the Chief Financial Officer of a publicly-traded (AMEX) REIT sponsored by The Koll Company. She started her career with Arthur Andersen and Co., leaving as a senior manager.  Ms. Kaiser holds a Bachelor of Science degree in Business Administration from the University of Southern California and has been a Certified Public Accountant since 1981.

Alfred J. Pizzurro has been our Senior Vice President and Secretary since October 2004. Mr. Pizzurro is also a Senior Vice President and Director of our advisor and a Senior Vice President, a Director and a principal of Cornerstone Ventures, Inc. and Pacific Cornerstone Capital, Inc., the dealer manager for this offering. Mr. Pizzurro joined Cornerstone Ventures, Inc. in April 1998 and has been the individual primarily responsible for Cornerstone Venture’s marketing and new business development activities since that time. Between 1993 and 1998, Mr. Pizzuro was responsible for business development both domestically and internationally for The Joseph Company, a research and development company. From 1986 to 1992, he was the Director of Marketing for a regional real estate company. Mr. Pizzurro served as a helicopter pilot in the United States Marine Corps between 1979 and 1986 where he attained the rank of Captain.  Mr. Pizzurro received his Bachelor of Science Degree in Communications from Clarion University in 1978.

Executive Compensation

Our named executive officers, including Mr. Roussel, our Chief Executive Officer, do not receive compensation directly from us for services rendered to us.  Our executive officers are employees of Cornerstone Realty Advisors LLC, our advisor, and its affiliates.   These executive officers are compensated by our advisor and/or its affiliates.  A description of the fees that we pay to our advisor and its affiliates is found under “Certain Transactions With Related Persons” below.

Employee and Director Incentive Award Plan

We adopted our Employee and Director Incentive Stock Plan to:

•                  provide incentives to individuals who are granted stock awards because of their ability to improve our operations and increase profits;

•                  encourage selected persons to accept or continue employment with us or with our advisor or its affiliates; and

•                  increase the interest of directors in our success through their participation in the growth in value of our stock.

Equity Compensation Plan Information

The following table gives information about our common stock that may be issued upon the exercise of the options under all of our existing equity compensation plans as of December 31, 2008:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders	65,000	$8.00	See footnote (1)

Equity compensation plans not approved by security holders	—	—	—
Total	65,000	$8.00	See footnote (1)

(1)

Our Employee and Director Incentive Stock Plan was approved by our security holders and provides that the total number of shares issuable under the plan is a number of shares equal to ten percent (10%) of our outstanding common stock. The maximum number of shares that may be granted under the plan with respect to “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code is 5,000,000. As of December 31, 2008, there were approximately 20.6 million shares of our common stock issued and outstanding.

OWNERSHIP OF EQUITY SECURITIES

The following table sets forth information as of March 10, 2009, regarding the beneficial ownership of our common stock by each person known by us to own 5% or more of the outstanding shares of common stock, each of our directors, each of our named executive officers, and our directors and executive officers as a group. The percentage of beneficial ownership is calculated based on 21,190,639 shares of common stock outstanding as of March 10, 2009.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percentage of Class
Terry G. Rousell	125	*
Sharon Kaiser	—	—
Alfred J. Pizzurro	—	—
Paul Danchik(2)	20,000	*
Jody Fouch(2)	5,000	*
Daniel Johnson(2)	20,000	*
Lee Powell Stedman(2)	20,000	*
All current directors and executive officers as a group (7 persons)	65,125	*

*	Less than 1%.

(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and shares issuable pursuant to options, warrants and similar rights held by the respective person or group that may be exercised within 60 days following March 10, 2009. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. None of the securities listed are pledged as security.

(2)	Consists of shares of common stock underlying options that are immediately exercisable.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires each director, officer and individual beneficially owning more than 10% of a registered security of us to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of common stock of us with the SEC.   Based solely upon our review of copies of these reports filed with the SEC and written representations furnished to us by our officers and directors, we believe that all of the persons subject to the Section 16(a) reporting requirements filed the required reports on a timely basis with respect to fiscal year 2008 except as follows: one joint report disclosing one transaction by each of Messrs. Danchik, Fouch, Johnson and Stedman was filed late.

AUDIT COMMITTEE REPORT

The audit committee reviews our financial reporting process on behalf of the board of directors.  Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the audit committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of our results.  The audit committee has discussed significant accounting policies applied by us in our financial statements, as well as alternative treatments.  Management represented to the audit committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm.  The audit committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

In addition, the audit committee has discussed with the independent registered public accounting firm its independence from us and our management, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the accountant’s communications with the audit committee concerning independence.  The audit committee also has considered whether the independent registered public accounting firm’s provision of non-audit services to us is compatible with its independence.  The audit committee has concluded that the independent registered public accounting firm is independent from us and our management.

The audit committee discussed with our independent registered public accounting firm the overall scope and plans for its audit.  The audit committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examination, the evaluation of our internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the SEC.  The audit committee has selected our independent registered public accounting firm.  The following directors, who constitute the audit committee, provide the foregoing report.

AUDIT COMMITTEE:

Jody Fouch (Chairman), Paul Danchik

Dan Johnson, Lee Stedman

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

Independent Registered Public Accounting Firm

Deloitte and Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) have served as our independent registered public accounting firm since January 16, 2006.  We expect that our audit committee will engage Deloitte & Touche as our independent auditor to audit our financial statements for the year ended December 31, 2009. Our management believes that they are knowledgeable about our operations and accounting practices and are well qualified to act as our independent auditor.

One or more representatives of Deloitte & Touche are expected to be present at the annual meeting.  They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit and Non-Audit Fees

The following table lists the fees for services rendered by Deloitte & Touche for 2008 and 2007:

Services	2008	2007
Audit Fees (1)	$302,000	$245,000
Audit-Related Fees (2)	23,000	116,000
Tax Fees (3)	42,000	34,500
All Other Fees	—	—
Total	$367,000	$395,500

(1)

Audit fees billed in 2008 and 2007 consisted of the audit of our annual financial statements, reviews of our quarterly financial statements, consents and other services related to filings with the SEC. These amounts include fees paid by our advisor and its affiliates for costs in connection with our initial public offering and proposed follow-on offering that are not included within our consolidated financial statements, as they are subject to the accounting policy described under Organizational and Offering Costs in the notes to the consolidated financial statements included in our annual report.

(2)	Audit-related fees billed in 2008 and 2007 consisted of statutory and regulatory audits and financial accounting and reporting consultations.

(3)	Tax services billed in 2008 and 2007 consisted of tax compliance and tax planning and advice.

The audit committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act and the rules and regulations of the SEC which are approved by the audit committee prior to the completion of the audit.

CERTAIN TRANSACTIONS WITH RELATED PERSONS

The independent directors committee has reviewed the material transactions between our affiliates and us since the beginning of 2008 as well as any such currently proposed transactions. Set forth below is a description of such transactions.

Our Relationships with our Advisor and Dealer Manager

Cornerstone Industrial Properties, LLC is the sole member of our advisor, Cornerstone Realty Advisors, LLC. Cornerstone Ventures, Inc. is the managing member of Cornerstone Industrial Properties, LLC. Terry G. Roussel, our Chairman, Chief Executive Officer and President, is the Chief Executive Officer and a Director of our advisor, as well as the President, Chief Executive Officer, a Director and the majority shareholder of Cornerstone Ventures, Inc.  Mr. Roussel is also a principal and the majority shareholder of Pacific Cornerstone Capital, Inc., the dealer manager for our initial public offering.  Alfred J. Pizzurro, our Senior Vice President and Secretary is also a shareholder of Pacific Cornerstone Capital, Inc. and Cornerstone Ventures, Inc.

We pay fees to our advisor for services provided to us pursuant to an advisory agreement and we pay fees and commissions to Pacific Cornerstone Capital, Inc. the dealer manager for our initial public offering pursuant to a dealer manager agreement.  The fees that we will pay to our advisor and dealer manager are summarized below.

Offering Stage Fees and Expenses:

•                  Sales commissions (payable to our dealer manager) up to 7% of gross offering proceeds from our primary offering, some or all of which may be re-allowed to participating brokers.

•                  Dealer manager fees (payable to our dealer manager) up to 3% of gross offering proceeds from our primary offering, some or all of which may be re-allowed to participating brokers.

•                  Reimbursements to our advisor or its affiliates for organization and offering expenses (including bona fide due diligence expenses) expected to be approximately 2% of gross offering proceeds from our initial public offering if we raise the maximum offering, but could be as much as 3.5%.

•                  During the fiscal year ended December 31, 2008, we incurred approximately $6.8 million in sales commissions and dealer manager fees, a substantial portion of which was reallowed by our dealer manager to third party broker-dealers.

•                  During the year ended December 31, 2008, the advisor and its affiliates incurred on our behalf organizational and offering costs totaling approximately $1.0 million.

Acquisition and Operating Stage Fees and Expenses:

•                  Property acquisition fees (payable to our advisor or its affiliates) equal to 2% of gross offering proceeds from our primary offering.

•                  Reimbursement of acquisition expenses to our advisor and its affiliates.

•                  Monthly asset management fees (payable to our advisor) equal to one-twelfth of 1% of the book values of our assets invested, directly or indirectly, in real estate before non-cash reserves, plus direct and indirect costs and expenses incurred by our advisor in providing asset management services.

•                  Reimbursement of operating expenses including our advisor’s direct and indirect cost of providing administrative services.

•                  During the fiscal year ended December 31, 2008, our advisor earned approximately $1.3 million of acquisition fees from us and did not incur any acquisition expenses on our behalf.

•                  During the year ended December 31, 2008, our advisor earned approximately $1.3 million in asset management fees.

•                  For the year ended December 31, 2008 we reimbursed our advisor for approximately $798,000 of operating expenses.

Listing/ Liquidation Stage Fees and Expenses:

•                  Property disposition fees (payable to our advisor or its affiliates), if our advisor or its affiliates perform substantial services in connection with property sales, up to 3% of the price of the properties sold.

•                  After stockholders have received cumulative distributions equal to $8 per share (less any returns of capital) plus cumulative, non-compounded annual returns on net invested capital, our advisor will be paid a subordinated participation in net sale proceeds ranging from a low of 5% of net sales proceeds, provided investors have earned annualized returns of 6%, to a high of 15% of net sales proceeds, if investors have earned annualized returns of 10% or more.

•                  Upon termination of the advisory agreement, our advisor will receive the subordinated performance fee due upon termination, payable in the form of a promissory note. This fee ranges from a low of 5% of the amount by which the sum of the appraised value of our assets minus our liabilities on the date the advisory agreement is terminated plus total dividends (other than stock dividends) paid prior to termination of the advisory agreement exceeds the amount of invested capital plus annualized returns of 6%, to a high of 15% of the amount by which the sum of the appraised value of our assets minus our liabilities plus all prior dividends (other than stock dividends) exceeds the amount of invested capital plus annualized returns of 10% or more.

•                  In the event we list our stock for trading, our advisor will receive a subordinated incentive listing fee instead of a subordinated participation in net sales proceeds. This fee ranges from a low of 5% of the amount by which the market value of our common stock plus all prior dividends (other than stock dividends) exceeds the amount of invested capital plus annualized returns of 6%, to a high of 15% of the amount by which the sum of the market value of our stock plus all prior dividends (other than stock dividends) exceeds the amount of invested capital plus annualized returns of 10% or more.

•                  During the year ended December 31, 2008 we did not pay any property disposition fees, subordinated participation in net sales proceeds, subordinated termination fees due upon termination, or subordinated incentive listing fees to our advisor or its affiliates.

Other Transactions with Affiliates

On January 22, 2009, we made a $14 million acquisition bridge loan to Caruth Haven L.P., a Delaware limited partnership that is a wholly-owned subsidiary of Cornerstone Growth & Income REIT, Inc., a publicly offered, non-traded REIT sponsored by affiliates of our sponsor. All of our officers are also officers of Cornerstone Growth & Income REIT and one of our directors is also a director of Cornerstone Growth & Income REIT.   We received a loan origination fee of 0.75% at loan closing.  The loan matures on January 21, 2010, with no option to extend and bears interest at a variable rate of 300 basis points over prime rate for the term of the loan.  The borrower may repay the loan, in whole or in part, on or before January 21, 2010 without incurring any prepayment penalty.  Monthly installments on the loan are interest-only and the entire principal amount is due on the maturity date, assuming no prior principal prepayment.  The loan is secured by a deed of trust on Caruth Haven Court, a 91 unit assisted-living facility located in Dallas, Texas, and by an assignment of the leases and rents payable to the borrower.

The terms of the acquisition bridge loan were approved by our board of directors, including a majority of our independent directors, not otherwise interested in the transaction, as being (i) consistent with our charter imposed limitations on mortgage loans involving affiliates of our sponsor and (ii) fair, competitive and commercially reasonable and on terms no less favorable to us than loans between unaffiliated parties under the same circumstances.

ADDITIONAL INFORMATION

Stockholder Proposals

Any stockholder proposals for inclusion in our proxy materials for our 2010 annual meeting must be received by us no later than November 19, 2009. However, if we hold our annual meeting before April 5, 2010 or after June 4, 2010, then stockholders must submit proposals from inclusion in our 2010 proxy materials a reasonable time before we begin to print and send our proxy materials.

In addition, nominations by stockholders of candidates for director or proposals of other business by stockholders must be submitted in accordance with our corporate bylaws.  Our bylaws currently provide that, in order for a stockholder to bring any business or nominations before the annual meeting of stockholders, certain conditions set forth in Section 2.12 of our bylaws must be complied with, including, but not limited to, delivery of notice, not less than 120 days nor more than 150 days prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting.  Accordingly, under our bylaws, a stockholder nomination or proposal intended to be considered at the 2010 annual meeting of stockholders must be received by us no earlier than October 20, 2009 and not later than November 19, 2009.  Our Secretary will provide a copy of our bylaws upon written request and without charge.

We have adopted a process for stockholders to send communications to our board or directors.  A description of the manner in which stockholders can send such communications appears above under “Communication with Directors”.

OTHER MATTERS

We are not aware of any other matter to be presented for action at the annual meeting other than those identified in the Notice of Annual Meeting of Stockholders and Availability of Proxy Materials and referred to in this proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS,

Terry G. Roussel
President and Chief Executive Officer

CORNERSTONE CORE PROPERTIES REIT, INC.
ANNUAL MEETING OF SHAREHOLDERS—MAY 5, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Cornerstone Core Properties REIT, Inc., a Maryland corporation (the “Company”), hereby appoints Terry G. Roussel and Sharon C. Kaiser, and each of them, the proxies of the undersigned with full power of substitution to vote at the annual meeting of Stockholders of the Company to be held at 1920 Main Street, Suite 400, Irvine, California on May 5, 2009, and at any adjournment or adjournments thereof, with all the power which the undersigned would have if personally present, hereby revoking any proxy heretofore given. The undersigned hereby acknowledges receipt of the proxy statement for the meeting and instructs the proxies to vote as directed on the reverse side.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

THERE ARE THREE WAYS TO VOTE YOUR PROXY

TELEPHONE VOTING	INTERNET VOTING	VOTING BY MAIL

On a touch tone telephone, call TOLL FREE 1-866-540-5761, 24 hours a day, 7 days a week. Have this proxy card ready, then follow the recorded instructions. Available until 5:00 p.m. Eastern Daylight Time on May 4, 2009.

Visit the Internet voting Web site at http://www.proxyvoting.com/crefunds-cpp. Have this proxy card ready and follow the instructions on your screen. Available until 5:00 p.m. Eastern Daylight Time on May 4, 2009.

Simply mark, sign and date your proxy card and return it in the postage-paid envelope. If you are voting by telephone or the Internet, please do not mail your proxy card.

The votes entitled to be cast by the stockholder will be cast as directed by the stockholder. If this proxy is executed but no direction is given, the votes entitled to be cast by the stockholder will be cast “FOR all nominees listed” in Proposal 1 and in the discretion of the proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors recommends a vote “FOR” for all nominees listed in Proposal 1.

☒                    Please mark votes as in this example.

1.	Election of Directors.

	Nominees:	01. Paul Danchik 02. Jody Fouch 03. Daniel Johnson 04. Terry G. Roussel 05. Lee Powell Stedman	FOR all nominees listed	FOR all nominees listed EXCEPT those whose 2-digit numbers corresponding to each nominees are written in the space provided	WITHHOLD AUTHORITY for all nominees listed
			☐	☐	☐

Instructions:
To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below:

2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, trustee or guardian, please give your full title.

Date: , 2009
Signature

Signature if held jointly	Date: , 2009

Required only if notice has been given to the Secretary of the Company that the signature of a single joint tenant or tenant in common owner is not sufficient to bind all owners.